As filed with the Securities and Exchange Commission on August 19, 2008

Registration No. 333-152613

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIOPURE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	04-2836871
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11 HURLEY STREET

CAMBRIDGE, MA, 02141

(617) 234-6500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

JANE KOBER

SENIOR VICE PRESIDENT AND SECRETARY

BIOPURE CORPORATION

11 HURLEY STREET

CAMBRIDGE, MA, 02141

(617) 234-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 19, 2008.

PROSPECTUS

7,106,892 Shares of Common Stock

We have prepared this prospectus to allow certain stockholders or their pledgees, donees, transferees, or other successors in interest, to sell, from time to time, up to 3,553,446 shares of our common stock, issued in connection with a private placement in the United States, and up to 3,553,446 shares of our common stock issuable upon the exercise of warrants by certain stockholders named in this prospectus. Any such stockholders are referred to in this prospectus as “selling stockholders.” We will not receive any proceeds from any such sale of these shares.

You should read this prospectus carefully before you invest in our securities. You should read this prospectus together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.

Our common stock is traded on The NASDAQ Capital Market under the symbol “BPUR”. On August 18, 2008 the reported closing price per share of our common stock was $0.34.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS AUGUST     , 2008.

You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under “Where You Can Find More Information.” You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” All references in this prospectus to “Biopure”, the “Company,” “we,” “us,” or “our” mean Biopure Corporation, unless we state otherwise or the context otherwise requires.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the time of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

The content of this prospectus and the documents incorporated by reference in this prospectus do not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.

PROSPECTUS SUMMARY

The following is a summary of selected information contained elsewhere or incorporated by reference in this prospectus. It does not contain all of the information that you should consider before buying our securities. You should read this entire prospectus carefully, especially the section entitled “Risk Factors” and the consolidated financial statements and the notes to the consolidated financial statements incorporated by reference.

The Company

Our Business

We develop, manufacture and market pharmaceuticals, called oxygen therapeutics, that are intravenously administered to deliver oxygen to the body’s tissues. We were founded in 1984, and are headquartered and operate a GMP manufacturing facility in Cambridge, Massachusetts.

Hemopure® [hemoglobin glutamer — 250 (bovine)], or HBOC-201, is approved for sale and is being marketed in South Africa for the treatment of surgical patients who are acutely anemic. Our recent clinical development of Hemopure has been focused on a potential indication in cardiovascular ischemia and on supporting the U.S. Navy’s government-funded efforts to develop a potential out-of-hospital trauma indication. In addition, we anticipate submitting to the FDA a protocol to treat anemia caused by chemotherapy in patients with acute myologenous leukemia (AML).

Our veterinary product Oxyglobin® [hemoglobin glutamer — 200 (bovine)], or HBOC-301, is the only oxygen therapeutic approved by the U.S. Food and Drug Administration (FDA) and the European Commission. Oxyglobin is indicated for the treatment of anemia in dogs. We have sold more than 200,000 units of Oxyglobin.

Red blood cells carry nearly all of the oxygen in our bodies. Medical conditions such as anemia or ischemia can compromise the delivery of oxygen to the body’s tissues. Anemia is a decrease in the concentration of red blood cells or hemoglobin in circulation caused by blood loss (for example, from injury or surgery), by other disorders or from the use of chemotherapy drugs. Ischemia is a decrease or lack of red blood cell flow to an organ or body part due to obstructed or constricted blood vessels, as in heart attack, stroke and certain medical procedures. Oxygen deprivation, even for several minutes, can result in cell damage, organ dysfunction and, if prolonged, death.

Corporate Information

Our principal executive office is located at 11 Hurley Street, Cambridge, Massachusetts, 02141, and our telephone number is (617) 234-6500. Our website address is www.biopure.com. Information contained on our website is not a part of this prospectus.

RISK FACTORS

The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations. If any of these risks were to occur, our business, financial condition, or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

Company Risks

We have a history of losses and expect future losses.

We have had annual losses from operations since our inception. In the fiscal years ended October 31, 2005, 2006 and 2007, we had losses from operations of $29.1 million, $26.9 million and $36.9 million, respectively. We had an accumulated deficit of $577.0 million as of July 31, 2008. We anticipate that we will continue to generate additional losses. Even if Hemopure were to be approved by the FDA or we obtain marketing authorization in another major market, we might not be able to achieve profitable operations.

We could fail to remain a going concern.

We expect that our cash on hand, proceeds from the sale of securities for which we have binding obligations from investors and forecasted product sales will fund operations through September 2008. In June 2008, we entered into an agreement with purchasers for a private placement of our common stock and warrants for up to $2.3 million, to be purchased in installments. The purchasers have the right to terminate the agreement with regard to up to $1.1 million of common stock and warrants if we have less than $2.5 million in cash on hand on September 10, 2008 or later. Additional funds may not be available to us after September 2008 or on terms that we deem acceptable, if they are available at all. We, for example, may not receive the $1.1 million we expect to receive upon sales of common stock and warrants in installments on September 15, October 15, and November 15, 2008, if conditions to those sales are not satisfied or the purchasers default on their purchase obligations. Our former independent registered public accounting firm modified their report for our fiscal year ended October 31, 2007 with respect to our ability to continue as a going concern. We expect that our current independent registered public accounting firm will do likewise.

This type of modification typically would indicate that our recurring losses from operations and current lack of sufficient funds to sustain operations through the end of the following fiscal year raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. If we became unable to continue as a going concern, we would have to liquidate our assets and we might receive significantly less than the values at which they are carried on our consolidated financial statements. Any shortfall in the proceeds from the liquidation of our assets would directly reduce the amounts, if any, that holders of our common stock could receive in liquidation.

To remain a going concern, we require significant funding. The inclusion of a going concern modification in our former independent registered public accounting firm’s audit opinion for fiscal 2007 may materially and adversely affect our stock price and our ability to raise new capital.

We could fail in financing efforts if we fail to receive stockholder approval when needed.

We are required under the Nasdaq Marketplace Rules to obtain stockholder approval for any issuance of additional equity securities that would comprise more than 20% of our total shares of common stock outstanding before the issuance of the securities at a discount to the greater of book or market value in an offering that is not deemed to be a “public offering” by Nasdaq. If we remain listed on Nasdaq, funding of our operations in the future may require stockholder approval for purposes of complying with the Nasdaq Marketplace Rules. We could require such approval to raise additional funds, but might not be successful in obtaining any such required stockholder approval. If we remain listed on Nasdaq and we fail to obtain approval prior to a financing for which the Nasdaq believes we need stockholder approval, we may be delisted.

Failure to raise sufficient additional funds will significantly impair or possibly cause us to cease the development, manufacture and sale of our products and our ability to operate.

The development and regulatory processes for seeking and obtaining regulatory approval to market Hemopure have been and will continue to be costly. We will require substantial working capital to develop, manufacture and sell Hemopure and to finance our operations until such time, if ever, as we can generate positive cash flow. If Hemopure is approved for sale in the U.S. or the European Union, we expect that we will need to increase our manufacturing capacity, for which we will require significant additional funding. If additional financing is not available when needed or is not available on acceptable terms, we may be unable to successfully develop or commercialize Hemopure or to continue to operate. A sustained period in which financing is not available could force us to go out of business. If the U.S. Navy does not continue its development of Hemopure for a trauma indication, we will likely cease development of Hemopure for that indication because of limited resources.

If we fail to obtain FDA approval to market Hemopure, we will be highly adversely affected.

We will not be able to market Hemopure in the U.S. unless and until we receive FDA approval. As a prerequisite to further clinical trials for Hemopure in the U.S., we must address ongoing FDA questions. We have been delayed, and could be further delayed, in responding to the FDA by outside contractors’ failure or inability to complete their tasks in a timely manner, our own staff limitations or by other unanticipated delays or difficulties and lack of resources. The FDA to date has found inadequate the responses of the U.S. Naval Medical Research Center (NMRC) to questions raised in connection with its proposal to conduct a trial of Hemopure in trauma patients in the out-of-hospital setting. If the FDA finds future responses made by us or the NMRC to be inadequate, we will be unable to pursue indefinitely development of Hemopure in the U.S., a very large, key market.

Furthermore, even if we adequately address the FDA’s questions, we will need to obtain FDA acceptance of the protocols for, and to complete, human clinical trials before applying for FDA authorization to market Hemopure. We cannot predict whether or when we will be able to commence a U.S. clinical trial of Hemopure or that we will be able to conduct or satisfactorily conclude additional clinical trials required to obtain FDA marketing approval.

In the case of the trauma indication, the NMRC has taken primary responsibility for designing, seeking FDA acceptance of and conducting a clinical trial of Hemopure for out-of-hospital treatment of trauma patients in hemorrhagic shock. In 2005, it proposed a two-stage Phase 2b/3 clinical trial called RESUS (Restore Effective SUrvival in Shock), which was placed on an FDA clinical hold. The FDA’s Blood Products Advisory Committee in December 2006 recommended that the trial be redesigned as a Phase 2 trial. The NMRC then submitted a Phase 2 protocol, which continues to be on clinical hold. Another version of RESUS, which would be conducted at military operations in the field, was also submitted and withdrawn pending further discussion and a pre-IND meeting with the FDA. The FDA may not approve either version of the trial. If the FDA ultimately permits a RESUS trial to proceed, the trial results may not lead to FDA marketing approval for the proposed trauma indication because of poor outcome or need for additional trials. Usually a Phase 2 trial is not adequate for market approval.

In addition, future or existing governmental action or changes in FDA policies or precedents may result in delays or rejection of an application for marketing authorization. The FDA has considerable discretion in determining whether to grant marketing authorization for a drug and may delay or deny authorization even in circumstances where the applicant’s clinical trials have proceeded in compliance with FDA procedures and regulations and have met the established end points of the trials. Despite all of our efforts, the FDA could refuse to grant marketing authorization for Hemopure for any indication.

Challenges to FDA determinations are generally time consuming and costly, and rarely succeed. We can give no assurance that we will obtain FDA marketing authorization for Hemopure for any indication. The failure to obtain any authorization would have severe adverse consequences.

Data generated or analyzed by third-parties may create additional regulatory hurdles and could decrease demand for Hemopure.

In April 2008, the Journal of the American Medical Association published an article entitled Cell-Free Hemoglobin-Based Blood Substitutes and Risk of Myocardial Infarction and Death — A Meta-Analysis. The study’s authors reviewed information about five hemoglobin-based oxygen carriers, including Hemopure and two products no longer being developed. The study concluded that the use of hemoglobin-based blood substitutes is associated with a significantly increased risk of death and myocardial infarction. We disagree with the methods employed in the study, and we are aware that the lead author has a conflict of interest that was not disclosed along with the publication of the article. However, publication of analysis of our products, or products similar to our products, like this study, when negative, may undermine our efforts to obtain regulatory approvals for Hemopure and may adversely affect sales of Hemopure in jurisdictions in which it receives marketing approval. Furthermore, the results of such studies may lead government agencies, professional societies, or practice management groups to adopt guidelines or recommendations related to use of our products, recommended dosages of our products, or use of other therapies in lieu of our product. Such guidelines or recommendations may reduce the commercial prospects for Hemopure.

If we fail to obtain regulatory approvals in foreign jurisdictions, we will not be able to market Hemopure abroad.

We are seeking marketing authorization in the U.K. and we intend to seek to market Hemopure in other international markets, including other European Union countries. Whether or not FDA marketing authorization has been obtained, we must obtain separate regulatory authorizations in order to market our products in the European Union and many other foreign jurisdictions. The regulatory processes differ among these jurisdictions, and the time needed to secure marketing authorization may be even longer than that required for FDA authorization. Marketing authorization in any one jurisdiction does not ensure authorization in a different jurisdiction. As a result, obtaining foreign authorizations will require additional expenditures and significant amounts of time. We can give no assurance that we will obtain marketing authorization for Hemopure in any foreign jurisdiction other than that already obtained in South Africa.

Clinical trials are extremely costly and subject to numerous risks and uncertainties.

To gain authorization from the FDA and European regulatory authorities for the commercial sale of any product, including Hemopure, we must demonstrate in clinical trials, and thereby satisfy the regulatory authorities as to, the safety and efficacy of the product. Clinical trials are expensive and time-consuming. Clinical trials are also subject to numerous risks and uncertainties not within our control. For example, data we obtain from preclinical and clinical studies are susceptible to varying interpretations that can impede regulatory approval.

In addition, many factors could delay or result in termination of ongoing or future clinical trials. Results from ongoing or completed preclinical or clinical studies or analyses could raise concerns, real or perceived, over the safety or efficacy of an investigational pharmaceutical. We cannot assure investors that the FDA will not delay the development of Hemopure by further continuing its current hold or placing protocols for other clinical trials we sponsor or others may sponsor on hold in the future. A clinical trial may also be delayed by slow patient enrollment. There may be limited availability of patients who meet the criteria for certain clinical trials. Delays in planned patient enrollment can result in increased development costs and delays in regulatory approvals. Further, we rely on investigating physicians and the hospital trial sites to enroll patients. In addition, patients may experience adverse medical events or side effects resulting in delays, whether or not the events or the side effects relate to our product.

If we do not have the financial resources to fund trials required to develop Hemopure for multiple potential indications, our success will be adversely affected.

In general, we cannot sell Hemopure for any indication unless we receive regulatory approval for that indication. Regulatory authorities generally require a separate marketing authorization for each proposed indication for the use of a drug. In order to market Hemopure for more than one indication, we will have to design additional clinical trials, submit the trial designs to applicable regulatory authorities for review and complete those trials successfully. If any regulatory authority approves Hemopure for an indication, it may require a label cautioning against the product’s use for indications or classes of patients for which it has not been approved. We may not have funds available to try to exploit Hemopure for all of its potential indications. Our potential revenues will be impaired by limitations on the marketing of Hemopure.

If the Navy were to abandon its attempt to develop Hemopure for a trauma indication, it would have a serious adverse effect on our prospects.

Our current clinical development activities involve the pursuit of two indications: ischemia and trauma, and we are beginning to develop a possible anemia indication. We are pursuing trauma in the U.S. because the NMRC has agreed to be responsible for virtually all aspects of an advanced trauma trial. The FDA has prevented the start of a proposed NMRC trial since June 2005. If the Navy were to decide not to continue to pursue this project, we would not have the benefit of this alliance and would be required to delay indefinitely work on a trauma indication.

If we cannot retain the personnel we need or if we cannot hire or retain highly qualified people, our operations will suffer.

We may experience the loss of personnel, including executives and other employees, as a result of attrition and reductions in force to conserve cash. We have previously experienced such losses. We expect that in the future we will need to recruit and retain personnel for important positions. We may be unable to do so, in particular if we are unable to improve our financial position.

If we cannot generate adequate, profitable sales of Hemopure, we will not be successful.

To succeed, we must develop Hemopure commercially and sell adequate quantities of Hemopure at a profit. We may not accomplish either of these objectives. To date, we have focused our efforts on developing Hemopure . Uncertainty exists regarding the potential size of any geographic market for Hemopure and the price that we can charge for it. In addition to population, the size of the market will be affected by the indication(s) for which Hemopure is approved and will be greatly reduced if reimbursement for the cost of Hemopure is not available from health insurance companies or government programs.

If we cannot find appropriate marketing partners, we may not be able to market and distribute Hemopure effectively.

Our success depends, in part, on our ability to market and distribute Hemopure effectively in major markets. We have no experience in the sale or marketing of medical products for humans in a major market. In the event that we obtain FDA authorization or European marketing authorization for Hemopure, we may choose initially to market Hemopure using an independent distributor. Any such distributor:

•	might not be successful in marketing Hemopure;

•	might, at its discretion, limit the amount and timing of resources it devotes to marketing Hemopure; and/or

•	might terminate its agreement with us and abandon our products at any time whether or not permitted by the applicable agreement.

We may instead seek an alternative arrangement, such as an alliance with a pharmaceutical company, or may be required to recruit, train and retain a marketing staff and sales force of our own. We may not be successful in obtaining satisfactory distributorship agreements or entering into alternative arrangements.

If we cannot obtain market acceptance of Hemopure, we will not be able to generate adequate, profitable sales.

Even if we succeed in obtaining marketing authorization for Hemopure in one or more major markets, a number of factors may affect future sales of our product. These factors include:

•	whether and how quickly physicians and third party payers accept Hemopure as a cost-effective therapeutic;

•

whether medical care providers or the public accept the use of a bovine-derived protein as a therapeutic, particularly in light of public perceptions in the U.S., Europe and elsewhere about the risk of “mad cow disease” and the risks of hemoglobin based oxygen carriers as a class; and

•	product price, which we believe has been an important factor in South Africa and may be elsewhere.

If we fail to comply with good manufacturing practices, we may not be able to sell our products.

To obtain the authorization of the FDA and European regulatory authorities to sell Hemopure, we must demonstrate to them that we can manufacture Hemopure in compliance with applicable good manufacturing practices, commonly known as GMPs. GMPs are stringent requirements that apply to all aspects of the manufacturing process. We are subject to inspections by the FDA and European regulatory authorities at any time to determine whether we are in compliance with GMP requirements. If we fail to manufacture in compliance with GMPs, these regulatory authorities may refuse to authorize the marketing of Hemopure or revoke the authorizations to market Oxyglobin or may take other enforcement actions with respect to Hemopure or Oxyglobin.

The manufacturing process for Hemopure is complicated and time-consuming, and we may experience problems that would limit our ability to manufacture and sell Hemopure.

Our products are biologic drugs and require product manufacturing steps that are more complicated, time consuming and costly than those required for most chemical drugs. Minor deviations in our manufacturing processes or other problems could result in unacceptable changes in the products that result in lot failures, increased production scrap, shipment delays, regulatory problems, product recalls or product liability, all of which could negatively affect our results of operations.

If we were unable to use our manufacturing facilities in Massachusetts or Pennsylvania, we would be unable to manufacture for an extended period of time.

We manufacture at a single location in Massachusetts with raw material sourcing and initial processing in Pennsylvania. Damage to either of these manufacturing facilities due to fire, contamination, natural disaster, power loss or other events could cause us to cease manufacturing. For example, if our Massachusetts manufacturing facility were destroyed, it would take approximately two years or more to rebuild and qualify it. In the reconstruction period, we would not be able to manufacture product and thus would have no supply of Hemopure for research and development, clinical trials or sales after we used up all finished goods in our inventory. A new manufacturing facility would take longer to construct.

If Hemopure receives marketing authorization in a major market, we will be required to expand our manufacturing capacity to develop our business, which will require substantial third-party financing. Failure to increase our manufacturing capacity and to lower our manufacturing cost per unit may impair market acceptance of Hemopure and prevent us from achieving profitability.

If we are permitted to market Hemopure for indications with high demand in one or more markets, we will need to construct new manufacturing capacity to develop our business. The increase in our manufacturing capacity is dependent upon our obtaining substantial financing from third parties. Third parties can be expected to be unwilling to commit to finance a new manufacturing facility so long as we do not have marketing authorization in a major market. We cannot assure that sufficient financing for new manufacturing capacity will be available or, if available, will be on terms that are acceptable to us. After the required significant financing was in place, it would take at least 30 to 36 months from groundbreaking to build a large Hemopure manufacturing facility and to qualify and obtain facility approval from the FDA or European regulatory authorities.

If Hemopure is approved for marketing in a major market and receives market acceptance, we could experience difficulty manufacturing enough of the product to meet demand. The manufacturing processes we currently employ to produce small quantities of material for research and development activities and clinical trials may not be successfully scaled up for production of commercial quantities at a reasonable cost or at all. We will face risks in the scale-up of our processes in the construction of any new manufacturing facility, and in turn could encounter delays, higher than usual rejects, additional reviews and tests of units produced and other costs attendant to an inability to manufacture saleable product. Furthermore, scale-up might not succeed in lowering our product cost, which also could negatively affect our results of operations. If we cannot manufacture sufficient quantities of Hemopure, we may not be able to build our business or operate profitably. In addition, if we cannot fill orders for Hemopure, customers might turn to alternative products and may choose not to use Hemopure even after we have addressed any capacity shortage.

Our lack of operating history makes evaluating our business difficult.

Proceeds from the sales of equity securities, payments to fund our research and development activities, licensing fees, and interest income have provided almost all of our funding to date. We have no adequate history of selling Hemopure upon which to base an evaluation of our business and prospects.

If we are not able to protect our intellectual property, competition could force us to lower our prices, which might reduce profitability.

We believe that our patents, trademarks and other intellectual property rights, including our proprietary knowledge, are important to our success. Accordingly, the success of our business will depend, in part, upon our ability to defend our intellectual property against infringement by third parties. We cannot guarantee that our intellectual property rights will protect us adequately from competition from similar products. Some of our important patents have relatively short remaining terms. Nor can we guarantee that additional products or processes we discover or seek to commercialize will receive adequate intellectual property protection.

In addition, third parties may successfully challenge our intellectual property. We have not filed patent applications in every country. In certain countries, obtaining patents for our products, processes and uses may be difficult or impossible. Patents issued in regions other than the U.S. and Europe may be harder to enforce than, and may not provide the same protection as, patents obtained in the U.S. and Europe.

Failure to avoid infringement of others’ intellectual property rights could impair our ability to manufacture and market our products.

We cannot guarantee that our products and manufacturing process will be free of claims by third parties alleging that we have infringed their intellectual property rights. Several third parties hold patents with claims to compositions comprising polymerized hemoglobin and their methods of manufacture and use. One or more of these third parties may assert that our activities infringe claims under an existing patent. Any such claim could be expensive and time-consuming to defend, and an adverse litigation result or a settlement of litigation could require us to pay damages, obtain a license from the complaining party or a third party, develop non-infringing alternatives or cease using the challenged intellectual property. Any such result could be expensive or result in a protracted plant shutdown, in turn adversely affecting our ability to operate profitably.

There can be no assurance that we would prevail in any intellectual property infringement action, or be able to obtain a license to any third-party intellectual property on commercially reasonable terms, to successfully develop non-infringing alternatives on a timely basis, or to license alternative non-infringing intellectual property, if any exists, on commercially reasonable terms. Any significant intellectual property impediment to our ability to develop and commercialize Hemopure would seriously harm our business and prospects.

Our operating results will be adversely affected if we incur product liability claims in excess of our insurance coverage.

The testing and marketing of medical products, even after regulatory approval, have an inherent risk of product liability. We maintain limited product liability insurance coverage. Our profitability would be adversely affected by a successful product liability claim in excess of our insurance coverage. We cannot guarantee that product liability insurance in adequate coverage amounts will be available in the future or be available on terms we could afford to pay.

Replacing our sole-source suppliers for key materials could result in unexpected delays and expenses.

We obtain some key materials, including filters and chemicals, and services from sole-source suppliers. All of these materials and services are commercially available elsewhere. If such materials were no longer available at a reasonable cost from our existing suppliers, we would need to purchase substitute materials from new suppliers. If we needed to locate a new supplier, the substitute or replacement materials or facilities would need to be tested for equivalency. Such equivalency tests could significantly delay product development, or delay or limit commercial sales of approved products and cause us to incur additional expense.

We obtain bovine hemoglobin from one abattoir, from animals raised in several states of the U.S. We cannot predict the future effect, if any, on us of the spread of bovine spongiform encephalopathy (“mad cow” disease) in the U.S. Any quarantine affecting herds that supply us or a shutdown of the abattoir that we use could have a material adverse effect on us, as we would have to find, validate and obtain regulatory approval of new sources of supply or new facilities.

Provisions of our restated certificate of incorporation and by-laws could impair or delay stockholders’ ability to replace or remove our management and could discourage takeover transactions that a stockholder might consider to be in its best interest.

Provisions of our restated certificate of incorporation and by-laws, as well as our stockholder rights plan, could impede attempts by stockholders to remove or replace our management or could discourage others from initiating a potential merger, takeover or other change of control transaction, including a potential transaction at a premium over market price that a stockholder might consider to be in its best interest. In particular:

•

Our restated certificate of incorporation does not permit stockholders to take action by written consent and provides for a classified board of directors, and our by-laws provide that stockholders who wish to bring business before an annual meeting of stockholders or to nominate candidates for election of directors at an annual meeting of stockholders must deliver advance notice of their proposals to us before the meeting. These provisions could make it more difficult for a party to replace our board of directors by requiring two annual stockholder meetings to replace a majority of the directors, making it impossible to remove or elect directors by written consent in lieu of a meeting and making it more difficult to introduce business at meetings.

•

Our stockholder rights plan may have the effect of discouraging any person or group that wishes to acquire more than 20% of our Class A common stock from doing so without obtaining our agreement to redeem the rights. If our agreement to redeem the rights is not obtained, the acquiring person or group would suffer substantial dilution. Consequently, the possible acquirer would likely not complete a transaction that stockholders might consider to be in their best interest.

Industry Risks

Intense competition could harm our financial performance.

The biotechnology and pharmaceutical industries are highly competitive. There are a number of companies, universities and research organizations actively engaged in research and development of products that may be similar to, or alternatives to, Hemopure for trauma, ischemia or anemia indications. We are aware that one public company competitor, Northfield Laboratories Inc., has completed a pivotal trial of a hemoglobin-based oxygen carrier produced from human blood that has passed its expiration date for human transfusion, and has stated its intention to file a biologic license application in 2008. We are also aware that other companies are conducting preclinical studies and clinical trials of hemoglobin-based or perfluorocarbon oxygen carriers. The products being developed by these companies are intended for use in humans and as such could compete, if authorized for marketing by regulatory authorities, with Hemopure. We may also encounter competition in ischemia indications from medical devices and drugs on the market or currently under development.

Competition could diminish our ability to become profitable or affect our profitability in the future. Our existing and potential competitors:

•	are conducting clinical trials of their products;

•	have been or may be able to access substantially greater resources than we have and be better equipped to develop, manufacture and market their products;

•	may have their products authorized for marketing prior to Hemopure; and

•	may develop superior technologies or products rendering our technology and products non-competitive or obsolete.

Stringent, ongoing government regulation and inspection of our facilities could lead to delays in the manufacture, marketing and sale of our products.

The FDA and foreign regulatory authorities continue to regulate products even after they receive marketing authorization. Even if Hemopure is being marketed, the manufacture and marketing of Hemopure will be subject to ongoing regulation, including compliance with current good manufacturing practices, adverse event reporting requirements and general prohibitions against promoting products for unapproved or “off-label” uses. We would also be subject to inspection and market surveillance by the FDA and foreign regulatory authorities for compliance with these and other requirements. We are subject to such regulation, inspection and surveillance in South Africa. Any enforcement action resulting from failure, even by inadvertence, to comply with these requirements could affect the manufacture and marketing of Hemopure. In addition, the FDA or foreign regulatory authorities could withdraw a previously approved product from the applicable market(s) upon receipt of newly discovered information. Furthermore, the FDA or foreign regulatory authorities could require us to conduct additional, and potentially expensive, studies in areas outside our approved indications. Moreover, unanticipated changes in existing regulations or the adoption of new regulations could affect and make more expensive the continued manufacturing and marketing of our products.

Health care reform and controls on health care spending may limit the price we can charge for Hemopure and the amount we can sell.

The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided in the U.S. Potential approaches and changes in recent years include controls on health care spending and the creation of large purchasing groups. In the future, it is possible that the government may institute price controls and limits on Medicare and Medicaid spending. These controls and limits might affect the payments we collect from sales of our products. European governments generally control expenditures on medicines through price control and other restrictive practices. Assuming we succeed in bringing Hemopure to market, uncertainties regarding future health care reform and private market practices would affect our ability to sell Hemopure in large quantities at profitable pricing in the U.S. and abroad.

Uncertainty of third-party reimbursement could affect our profitability.

Sales of medical products largely depend on the reimbursement of patients’ medical expenses by governmental health care programs and private health insurers. Even if Hemopure marketing is authorized, there is no guarantee that governmental health care programs or private health insurers would reimburse for purchases of Hemopure, or reimburse a sufficient amount to permit us to sell Hemopure at high enough prices to generate a profit. Hemopure sales in South Africa are being adversely affected by a lack of third-party reimbursement.

Investment Risks

The Nasdaq Capital Market may cease to list our Class A common stock, and delisting may cause the value of an investment in our Company to substantially decrease.

We may be unable to meet the listing requirements of the Nasdaq Capital Market in the future. To maintain our listing, we are required, among other things, to maintain a daily closing bid price per share of $1.00. On December 14, 2007, we received notice from the Nasdaq Stock Market that the closing bid price of our Class A common stock had fallen below and remained below $1.00 for 30 consecutive business days. As a result, we are out of compliance with the $1.00 minimum bid price requirement for continued inclusion of our Class A common stock in the Nasdaq Capital Market. We were provided with 180 calendar days, or until June 11, 2008, to regain compliance with the minimum bid price requirement. On June 12, 2008, we received notice from Nasdaq that because we were not compliant with the minimum bid price requirement, but did meet all other listing criteria for the Nasdaq Capital Market, we have an additional 180 calendar days, or until December 8, 2008, to regain compliance with the minimum bid price requirement by having the bid price of our Class A common stock close at $1.00 per share or more for at least 10 consecutive business days. If we do not regain compliance with the minimum bid price requirement by December 8, 2008, Nasdaq will provide written notification that our Class A common stock will be delisted.

Delisting would adversely affect the trading price and limit the liquidity of our common stock and therefore could cause the value of an investment in our Company to decrease.

As we sell additional shares, our stock price may decline as a result of the dilution which will occur to existing stockholders.

Until we are profitable, we will need significant additional funds to develop our business and sustain our operations. Any additional sales of shares of our common stock are likely to have a dilutive effect on some or all of our then existing stockholders. Resales of newly issued shares in the open market could also have the effect of lowering our stock price, thereby increasing the number of shares we may need to issue in the future to raise the same dollar amount and consequently further diluting our outstanding shares.

The perceived risk associated with the possible sale of a large number of shares could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the price of our stock to decline.

We may be unable to raise additional capital. A sustained inability to raise capital could force us to go out of business. Significant declines in the price of our common stock could also impair our ability to attract and retain qualified employees, reduce the liquidity of our common stock and result in the delisting of our common stock from the Nasdaq Stock Market.

Shares eligible for future sale may cause the market price for our common stock to drop significantly, even if our business is doing well.

We cannot predict the effect, if any, that future sales of our common stock or the availability of shares for future sale will have on the market price of our common stock from time to time. Shares of our common stock issued in the future, including shares issued upon exercise of outstanding options and warrants, may become available for resale in the public market from time to time, and the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.

Our stock price has been and may continue to be highly volatile; volatility may adversely affect holders of our stock and our ability to raise capital.

The trading price of our common stock has been and is likely to continue to be extremely volatile. During the period from November 1, 2004 to July 31, 2008, the trading price of our stock ranged from a low of $0.31 per share (on April 7, 2008) to a high of $23.10 per share (on January 4, 2005). Our stock price and trading volume could be subject to wide fluctuations in response to a variety of factors including, but not limited to, the following:

•	failure to identify and hire key personnel or the loss of key personnel;

•	an inability to obtain or the perception that we will be unable to obtain adequate financing to fund our operations;

•	FDA or U.K. action or delays in FDA or U.K. action on Hemopure or competitors’ products;

•	publicity regarding actual, perceived or potential medical issues relating to products under development by us or our competitors;

•	actual or potential preclinical or clinical trial results relating to products under development by us or our competitors;

•	delays in our testing and development schedules;

•	announcements of technological innovations or new products by our competitors;

•	developments or disputes concerning patents or proprietary rights;

•	regulatory developments in the U.S. and foreign countries;

•	economic and other factors, as well as period-to-period fluctuations in our financial results;

•	market conditions for pharmaceutical and biotechnology stocks; and

•	delisting from the Nasdaq Stock Market.

External factors may also adversely affect the market price for our common stock. The price and liquidity of our common stock may be significantly affected by the overall trading activity and market factors affecting small capitalization biotechnology stocks generally.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements. Except for strictly historical information contained herein, matters discussed in this report constitute forward-looking statements. Generally, these statements can be identified by the use of terms like “believe,” “expect,” “anticipate,” “plan,” “may,” “will,” “could,” “estimate,” “potential,” “opportunity,” “future,” “project,” and similar terms.

Forward-looking statements include, without limitation, statements about the clinical development program, expected activities as we pursue our business plan, the adequacy of our available cash resources and our ability to remain independent. Forward-looking statements include those that imply that we will be able to manage our expenses effectively and raise the funds needed to continue our business, that we will be able to stabilize and enhance our financial position, that we will be able to commercially develop Hemopure, that in pursuing anemia, cardiovascular and trauma indications we will be able to address safety and efficacy questions of regulatory agencies, including our response to the FDA and the submission of a protocol to treat anemia in patients with AML, that the U.S. Naval Medical Research Center (NMRC) may conduct a clinical trial in trauma patients, that any preclinical or clinical trials will be successful, that Hemopure, if it receives regulatory approval, will attain market acceptance and be manufactured and sold in amounts to attain profitability and that we will be able to successfully increase our manufacturing capacity for Hemopure if it receives regulatory approval. The forward-looking information is based on various factors and was derived using numerous assumptions and judgments.

Actual results may differ materially from those set forth in the forward-looking statements due to risks and uncertainties that exist in our operations and business environment. These risks include the factors identified under “Risk Factors” in this prospectus. All forward-looking statements included or incorporated by reference in this prospectus are based on information available to us on the date such statements were made. In light of the substantial risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this prospectus should not be regarded as representations by us that our objectives or plans will be achieved. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-Q, 8-K and 10-K.

USE OF PROCEEDS

The net proceeds from any disposition of the shares covered hereby will be received by the selling stockholders or their transferees. We will not receive any of the proceeds from any such sale of the common stock offered by this prospectus.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow certain stockholders or their pledgees, donees, transferees or other successors in interest, to sell, from time to time, up to 3,553,446 shares of our common stock, issued in connection with a private placement, and up to 3,553,446 shares of our common stock issuable upon the exercise of warrants by the stockholders named below. Any such stockholders are referred to herein as “selling stockholders.”

All of the common stock offered by this prospectus may be offered by the selling stockholders for their own accounts. We will receive no proceeds from any such sale of these shares by the selling stockholders.

2008 Private Placement

In June 2008, we entered into a Securities Purchase Agreement with investors pursuant to which we agreed to sell, in a private placement, an aggregate of up to 6,810,772 shares of our common stock and warrants to acquire up to 6,810,772 shares of our common stock, for a gross amount of $2.3 million. The purchase of common stock and warrants is to be made in installments from June 30, 2008 to November 15, 2008. As of August 15, 2008, 3,553,446 shares of our common stock and warrants to acquire 3,553,446 shares of our common stock have been purchased by the investors, for a gross amount of $1.2 million.

Each investor in the placement executed a Securities Purchase Agreement, and represented to us that they were accredited investors purchasing the securities without a view to distribution. Investors participating in the placement received registration rights with respect to the purchased shares, and this prospectus is part of the registration statement filed as part of such obligations.

Under the Securities Purchase Agreement, the investors are obligated to purchase the remaining $1.1 million of common stock and warrants in installments on September 15, October 15 and November 15, 2008. Pursuant to the Securities Purchase Agreement, if our cash on hand on September 10, 2008 is less than $2.5 million, the investors’ obligation to purchase the $400,000 installment on September 15, 2008 is suspended until we have $2.5 million in cash on hand. The investors have the right to terminate the Securities Purchase Agreement if we continue to have less than $2.5 million in cash on hand through September 29, 2008. The remaining $1.1 million of common stock and warrants to be purchased under the Securities Purchase Agreement is not being offered under this prospectus. Only the $1.2 million of common stock and warrants that have been purchased by the investors as of August 15, 2008 are being offered under this prospectus.

The following table sets forth information with respect to our common stock known to us to be beneficially owned by the selling stockholders as of August 15, 2008, including shares obtainable under warrants, and being offered under this prospectus. To our knowledge, except as otherwise disclosed herein, each of the selling stockholders has sole voting and investment power over the common stock listed in the table below. Except as otherwise disclosed herein, no selling stockholder, to our knowledge, has had a material relationship with us during the three years immediately preceding the consummation of the placement, other than as an owner of our common stock or other securities.

	Beneficial Ownership of Common Stock Prior to the Offering (1)		Common Stock Saleable Pursuant to This Prospectus		Beneficial Ownership of Common Stock After the Offering (1)
Name of Selling Stockholder	Number of Shares	Percent of Class			Number of Shares	Percent of Class
Tinkham Veale II Revocable Trust (4)	3,109,266	8.7%	6,218,532	(2)	—	—
BLOM Bank (5)	444,180	1.15%	888,360	(3)	—	—

(1)	Includes all shares issuable under the Securities Purchase Agreement. Assumes that all of the shares held by the selling stockholders covered by this prospectus are sold, and that the selling stockholders acquire no additional shares of common stock before the completion of this offering. However, as the selling stockholders can offer all, some, or none of their common stock, no definitive estimate can be given as to the number of shares that the selling stockholders will ultimately offer or sell under this prospectus.

(2)	Includes shares underlying warrants to purchase up to 3,109,266 shares of our common stock which may be exercised in part beginning on January 2, 2009, and in whole or in part at any time between February 16, 2009 and November 15, 2013.

(3)	Includes shares underlying warrants to purchase up to 444,180 shares of our common stock which may be exercised in part beginning on January 2, 2009, and in whole or in part at any time between February 16, 2009 and November 15, 2013.

(4)	To the Company’s knowledge, Tinkham Veale is deemed to have voting and dispositive power with respect to the shares held by Tinkham Veale II Revocable Trust.

(5)	To the Company’s knowledge, the shares held by BLOM Bank are held for the account of Highlight Capital Limited, and Gabriela Bell and Alexis Serracin are deemed to have voting and dispositive power with respect to those shares.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares which will be borne by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the NASDAQ Capital Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, whether on an exchange or otherwise, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares by the selling stockholders.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

The selling stockholders may make these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their shares from time to time under a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as applicable law may require, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus subject to filing any supplement to this prospectus or post-effective amendment to the registration statement required by applicable law.

The selling stockholders and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market, which may limit the timing of purchases and sales of any of the shares by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares of common stock.

Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

We have agreed to indemnify the selling stockholders in certain circumstances against some liabilities, including liabilities that could arise under the Securities Act. The selling stockholders have agreed to indemnify us, our directors and our officers who sign the registration statement against some liabilities in certain circumstances, including liabilities that could arise under the Securities Act.

The selling stockholders may sell all, some or none of the shares offered by this prospectus.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby has been assessed by Jane Kober, General Counsel of Biopure Corporation.

EXPERTS

The consolidated financial statements of Biopure Corporation appearing in Biopure Corporation’s Annual Report (Form 10-K) for the year ended October 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents are on file with the SEC under file number 000-15167. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits and schedules which may be obtained as described above.

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until this offering is completed, including all filings made after the date of this initial registration statement and prior to its effectiveness. We hereby incorporate by reference the documents listed below (File No. 000-15167).

•	our annual report on Form 10-K for the fiscal year ended October 31, 2007 as filed on January 29, 2008;

•

our quarterly reports on Form 10-Q for the fiscal quarters ended (a) January 31, 2008 as filed on March 17, 2008 and (b) April 30, 2008 as filed on June 16, 2008, as amended and filed on Form 10-Q/A on June 18, 2009;

•	our current reports on Form 8-K filed on July 3, 2008, June 20, 2008, May 16, 2008, April 10, 2008, April 7, 2008, February 21, 2008, December 20, 2007, November 23, 2007, and November 1, 2007;

•	the description of the preferred stock purchase rights contained in our registration statement on Form 8-A filed on November 4, 1999; and

•

the description of the Class A common stock contained in our registration statement on Form S-1 (Registration No. 333-78829), that was incorporated by reference into our registration statement on Form 8-A/A filed on July 26, 1999.

We will provide each person to whom a prospectus is delivered a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may obtain copies of these filings, at no cost, through the “Investor Relations” section of our website (www.biopure.com), and you may request copies of these filings, at no cost, by writing or telephoning us at:

Biopure Corporation

Attention: Secretary

11 Hurley Street

Cambridge, Massachusetts

Telephone: (617) 234-6500

The information contained on our website is not a part of this prospectus.

7,106,892 Shares of Common Stock

PROSPECTUS

Prospectus dated August     , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

Securities and Exchange Commission registration fee	$230
Printing and engraving expenses*	1,000
Accountant’s fees and expenses*	5,000
Legal fees and expenses*	20,000
Total	$26,230

*	Estimated

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption); or (4) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Restated Certificate of Incorporation, as amended provides that, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Registrant shall be liable for monetary damages for any breach of fiduciary duty. The Restated Certificate of Incorporation and the Company Bylaws, each as amended, provide that the Registrant shall indemnify each person who was or is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director or officer of the Registrant to the maximum extent permitted from time to time under the law of the State of Delaware; provided, however, that with respect to proceedings to enforce any such right to indemnification, such person shall only be indemnified if the board of directors of the Company authorizes such proceeding. The right to indemnification conferred in the Restated Certificate of Incorporation and Bylaws, each as amended, includes the right to be paid by the corporation the expenses, including attorney’s fees, incurred in defending any such action, suit or proceeding, whether civil, criminal, administrative or investigative, in advance of its final disposition.

The Registrant has obtained insurance policies that insure its directors and officers against certain liabilities.

ITEM 16.	EXHIBITS

See Exhibit Index on page II-6 of this registration statement.

ITEM 17.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C) Provided, further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange

Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts, on August 19, 2008.

BIOPURE CORPORATION

By:	/s/ Zafiris G. Zafirelis
Name:	Zafiris G. Zafirelis
Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on August 19, 2008.

Signature	Title

* David N. Judelson	Director, Vice Chairman

/s/ Zafiris G. Zafirelis Zafiris G. Zafirelis	Director, Chairman of the Board, President (Principal executive officer)

* Daniel P. Harrington	Director

C. Everett Koop, M.D.	Director

Jay B. Pieper	Director

Guido J. Neels	Director

* Allan R. Ferguson	Director

/s/ Robert D. Prentiss Robert D. Prentiss	Principal Financial Officer and Principal Accounting Officer

* Zafiris G. Zafirelis, by Power of Attorney

EXHIBIT INDEX

The following is a list of exhibits filed as part of this registration statement.

Exhibit	Description

4.1	Restated Certificate of Incorporation dated January 27, 2000 (previously filed as Exhibit 3.1(i) of the Registrant’s registration statement on Form S-1/A, File No. 333-146013).

4.2	Certificate of Amendment of Restated Certificate of Incorporation dated October 1, 2007 (previously filed as an exhibit to the Registrant’s report on Form 8-K filed on October 2, 2007).

4.3	Certificate of Amendment of Restated Certificate of Incorporation dated May 26, 2005 (previously filed as Exhibit 3.1(i) of the Registrant’s registration statement on Form S-1/A, File No. 333-146013).

4.4	Certificate of Amendment of Restated Certificate of Incorporation dated December 3, 2004 (previously filed as Exhibit 3.1(i) of the Registrant’s registration statement on Form S-1/A, File No. 333-146013).

4.5	Certificate of Designation of Series A Junior Participating Preferred Stock dated October, 1999 (previously filed as Exhibit 3.1(i) of the Registrant’s registration statement on Form S-1/A, File No. 333-146013).

4.6	By-laws of the Registrant, as amended June 24, 1999 and December 14, 2007 (previously filed as an exhibit to the Company’s report on Form 8-K filed on December 20, 2007).

4.7	Form of Common Stock Warrant (previously filed as Exhibit 4.1 of the Registrant’s report on Form 8-K filed on July 3, 2008)

5	Opinion of Jane Kober.

23.1	Consent of Ernst & Young, LLP.

23.2	Consent of Jane Kober (included in the opinion in Exhibit 5).

24	Powers of Attorney (previously filed in Part II of the Registration Statement on Form S-3 filed on July 29, 2008 (File No. 333-152613), under Signatures and Power of Attorney).